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Exhibit 10.30

JOE'S JEANS, INC.
AMENDED AND RESTATED
2004 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

        This Restricted Stock Unit Agreement (the "Agreement") is made between Joe's Jeans, Inc., a Delaware corporation (the "Company"), and                        (the "Employee"). The Company considers that its interests will be served by granting Employee restricted common stock units ("Restricted Stock Units") under the Joe's Jeans, Inc. Amended and Restated 2004 Stock Incentive Plan (the "Plan") as an inducement for his or her continued and effective performance of services to the Company.

  IT IS AGREED:

        § 1    Grant.    On                            , 201  (the "Grant Date"), the Company hereby grants to Employee an award of Restricted Stock Units (the "Award") pursuant to the terms of this Agreement and the Plan.

        § 2    Units Awarded.

          (a)   The Company hereby awards to Employee, in the aggregate,                        Restricted Stock Units. This Award represents Employee's right to receive a certain number of shares of Common Stock upon vesting of the Restricted Stock Units pursuant to § 3 below. The Restricted Stock Units do not constitute Common Stock and Employee shall have no voting or dividend rights relating thereto unless and until such Restricted Stock Units become vested in accordance with § 3 below and are settled in accordance with § 4 below.

          (b)   The Company shall establish and maintain a Restricted Stock Unit bookkeeping account for Employee, and such account shall be credited for the number of Restricted Stock Units granted to Employee.

          (c)   No Restricted Stock Units granted to Employee shall be subject to anticipation, alienation, sale, assignment, transfer, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No Restricted Stock Units shall in any manner be liable or subject to any of Employee's debts, contracts, liabilities or torts unless and until such benefit is actually paid and received by Employee.

        § 3    Vesting and Forfeitures.    Employee will vest in 12.50% of the Restricted Stock Units covered by this Award on the six (6) month anniversary of the Grant Date and an additional 12.50% on each six (6) month anniversary thereafter until 100% of the Restricted Stock Units have vested; provided, that, Employee has not experienced a "separation from service" (within the meaning of Section 409A of the Code, including Section 1.409A-1(h) of the Final Treasury Regulations promulgated thereunder) (a "Separation from Service") through each of such vesting dates. Upon the occurrence of a Change in Control, the Restricted Stock Units shall become 100% vested on such event. The Restricted Stock Units which have not vested in accordance with the vesting schedule in this § 3 (the "Unvested Units") shall become vested upon the earliest to occur of Employee's death, Disability, or Separation from Service by the Company without Just Cause (as defined below). Upon a Separation from Service for any other reason (including, without limitation, termination by the Company for Just Cause or by Employee for any reason) prior to the date that Employee becomes 100% vested in the Award, the Unvested Units shall be forfeited immediately and Employee shall have no right with respect to the Unvested Units. For purposes of this Agreement and notwithstanding any other provision of the Plan to the contrary, "Just Cause" means (a) Employee's conviction for, or a plea of guilty or nolo contendere to, a felony or any other crime which involves fraud, dishonesty or moral turpitude, or (b) a material breach by Employee of any written Company employment policies or rules, including the Company's code of ethics.

        § 4    Payment.    As soon as practicable after each vesting date, but in no event later than March 15 of the year following the year in which such vesting date occurs (including any vesting date related to a Separation from Service or Change in Control), payment for the Restricted Stock Units that have vested shall be made in an equal number of shares of Common Stock (less any shares of Common Stock used to satisfy the Company's withholding obligations). Any fractional shares shall be settled in cash, subject to the Committee's sole discretion. The Company shall cause a stock certificate to be delivered to Employee with respect to such shares of Common Stock (less any shares of Common Stock used to satisfy the Company's withholding obligations) free of all restrictions hereunder, except for applicable securities laws restrictions.

        § 5    Compliance with Laws and Regulations.    The issuance, transfer, vesting, and ownership of Common Stock shall be subject to compliance by the Company and Employee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's Common Stock may be listed at the time of such issuance or transfer. Employee agrees to cooperate with the Company to ensure compliance with such laws and requirements. Prior to issuance or transfer of Common Stock, the Company may require Employee to execute and deliver a letter of investment intent in such form and containing such provisions as requested by the Committee.

        § 6    Tax Withholding.    The Company shall withhold from the shares of Common Stock payable to Employee any federal, state, or local taxes of any kind required by law to be withheld, if any, with respect to the Restricted Stock Units for which restrictions shall lapse; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required by law to be withheld. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Employee. The Company shall, to the extent permitted by law, also have the right to deduct from any payment of any kind otherwise due to Employee any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock Units.

        § 7    No Right to Continued Employment.    Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company to terminate Employee's service at any time and for any reason.

        § 8    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

        § 9    Binding Effect; Modification.    This Agreement is binding upon the Company and Employee and their respective heirs, executors, administrators, legal representatives, successors and assigns. The Agreement may not be modified except in writing signed by both parties.

        § 10    Headings and Sections.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any references to sections (§) in this Agreement shall be to sections (§) of this Agreement unless otherwise expressly stated as part of such reference.

        § 11    Resolution of Disputes.    Any dispute regarding the interpretation of this Agreement shall be submitted by Employee or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Employee.

        § 12    Plan and Award Agreement.    This Award is subject to all of the terms and conditions in this Agreement and in the Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and this

Agreement, the Plan shall govern and control. All of the capitalized terms not otherwise defined in this Agreement will have the same meaning in this Agreement as in the Plan. Employee hereby acknowledges receiving a copy of the Plan. This Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

        § 13    Representations and Warranties of Employee.    Employee represents and warrants to the Company that:

          (a)   Agrees with Terms of the Plan and this Agreement.    Employee has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. Employee acknowledges that there may be adverse tax consequences upon the vesting of Restricted Stock Units or thereafter if the Award is paid and Employee later disposes of the Stock, and that Employee should consult a tax adviser prior to such time.

          (b)   Cooperation.    Employee agrees to sign such additional documentation as may reasonably be required from time to time by the Company.

        § 14    Code Section 409A.    This Agreement is intended to comply with, or be exempt from, the provisions of Section 409A of the Code and this Agreement shall be construed and interpreted in accordance with such intent. The Company reserves the right to amend this Agreement to the extent it reasonably determines is necessary in order to avoid any adverse tax consequences under Section 409A of the Code. Notwithstanding anything to the contrary, none of the Company, its officers, directors, employees, agents or represenatives guarantees that this Agreement complies with, or is exempt from, the provisions of Section 409A of the Code and none of the foregoing shall have any liability for the failure of this Agreement to comply with, or be exempt from, the provisions of Section 409A of the Code.

        § 15    No Secured Rights.    Employee's right to payments under this Agreement shall not constitute nor be treated as property or as a trust fund of any kind. Employee's rights are limited exclusively to the right to receive shares of Common Stock as provided in the Agreement. Employee shall not have any rights as an owner of the Company with respect to any Restricted Stock Units granted to Employee. All benefits payable to Employee shall be payable solely from the general assets of the Company and no separate or special funds shall be established and no segregation of assets shall be made to assure the payment of benefits to Employee. Employee's rights shall be limited to those rights which are specifically enumerated in the Agreement, and such rights shall be for all purposes, unsecured contractual creditors' rights against the Company only, being on a parity with the rights of all other unsecured general creditors of the Company.

        § 16    Miscellaneous.    This Agreement is not intended to constitute a retirement plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

[Signature Page Follows]

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered effective as of the Grant Date.

JOE'S JEANS, INC.
By:
Name:
Title:
EMPLOYEE
[INSERT NAME]

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  Exhibit 10.30
JOE'S JEANS, INC. AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN RESTRICTED STOCK UNIT AGREEMENT